ROBECO WEISS PECK AND GREER INVESTMENTS
                             ROBECO BOSTON PARTNERS
                                 AS DIVISIONS OF
                       ROBECO INVESTMENT MANAGEMENT, INC.
                                       AND
                             ROBECO SECURITIES, LLC


                                 CODE OF ETHICS
--------------------------------------------------------------------------------

Robeco Weiss Peck & Greer Investments ("Robeco WPG"), Robeco Boston Partners ("Robeco BP"), each a division of Robeco Investment Management, Inc. (and together "RIM") and Robeco Securities, LLC, (together "RUSA"), have built a reputation for integrity and professionalism among its clients. We value the confidence and trust those clients have placed in us and strive to protect that trust. This Code of Ethics (the "Code") is our commitment to protecting our clients' trust by establishing formal standards for general personal and professional conduct. Furthermore, this Code does not attempt to identify all potential conflicts of interest or conduct abuses, and violations regarding the spirit of the Code may be subject to disciplinary action. Questions regarding the interpretation of the Code or its application to particular conduct should be addressed with Legal or Compliance.


A. APPLICABILITY AND DEFINITIONS

This Code and all sections, unless specifically noted otherwise, apply to all Supervised Persons.

"SUPERVISED PERSONS" for purposes of this Code means:

1. Directors, and officers of RUSA (or other persons occupying a similar status or performing similar functions);
2. Employees of RIM and registered representatives of Robeco Securities LLC (collectively "Employees");
3. Any other person who provides investment advisory advice on behalf of RUSA and is subject to RUSA's supervision and control; and
4. Certain other persons designated by the Compliance Department, such as temporary/contract workers who support our businesses.

 "ACCESS PERSON" for purposes of this Code means any Supervised Person:

1. Who has access to non-public information regarding any client's purchases or sales of securities, or
2. Who has non-public information regarding the portfolio holdings of any mutual fund, managed account, or private investment fund managed by RIM ("client accounts"); or
3. Who is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic; or
4. Who is a director or officer of RUSA, by virtue of the fact that RIM's primary business is providing investment advice. Excepted from this requirement are Management Board

     Directors of RIM who are not involved in the day-to-day business activities of the firm or have access to confidential information regarding client securities holdings, transactions, or recommendations. Also exempted from this requirement are Robeco Investment Funds' directors who are not employees of RIM nor have access to confidential information regarding client securities holdings, transactions or recommendations; or

5. Certain other persons designated by the Compliance Department, such as temporary/contract workers who support our businesses.

The Compliance Department will notify all individuals of their status as either a Supervised Person or an Access Person on an annual basis as well as at the time of any status change.


B. STANDARDS OF BUSINESS CONDUCT

The following principles are intended to guide in the applicability of this Code of Ethics:

1. RIM is a fiduciary and its Supervised Persons have a duty to act for the benefit of RIM's clients and shall at all times place the financial interests of the client ahead of itself;
2. RUSA holds all Supervised Persons responsible to high standards of integrity, professionalism, and ethical conduct; and
3. RUSA fosters a spirit of cohesiveness and teamwork while ensuring the fair treatment of all Supervised Persons.


C. COMPLIANCE WITH FEDERAL SECURITIES LAWS

All Supervised Persons must comply with applicable federal securities laws. The applicable laws are designed to prevent the following practices, which should not be viewed as all encompassing and are not intended to be exclusive of others.

Supervised Persons must never:

   o   Defraud any client in any manner;
   o Mislead any client, including by making a statement that omits material facts;
   o Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon any client, including misappropriation of an investment opportunity;
   o Engage in any manipulative practice with respect to any client or security, including price manipulation.


D. CONFLICTS OF INTEREST

As a fiduciary, RIM has an affirmative duty of care, loyalty, honesty to its clients and a duty of utmost good faith to act in the best interests of RIM's clients. Compliance with this fiduciary responsibility can be accomplished by avoiding conflicts of interest and by fully, adequately, and fairly disclosing all material facts concerning any conflict which arises with respect to any client.



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


The following specific guidelines should not be viewed as all encompassing and are not intended to be exclusive of others:

     o No Supervised Person shall take inappropriate advantage of their position with respect to a client, advancing their position for self-gain.
     o No Supervised Person shall use knowledge about pending or currently considered client securities transactions to profit personally as a result of such transactions.
     o All securities transactions affected for the benefit of a client account shall avoid inappropriate favoritism of one client over another client.
     o All securities transactions affected for the benefit of a Supervised Person shall be conducted in such a manner as to avoid abuse of that individual's position of trust and responsibility.

E. CONFIDENTIALITY

RUSA   generates,   maintains,  and  possesses  information  that  it  views  as proprietary, and it must be held strictly confidential by all Supervised Persons. This information includes, but is not limited to:

     o    the  financial   condition  and  business  activity  of  RUSA  or  any
          enterprise with which RUSA is conducting business.
     o    investment management agreements and partnership agreements;
     o    client lists and client specific information;
     o    holdings in client accounts;
     o    research analyses and trading strategies;
     o    investment performance;
     o    internal communications;
     o    legal advice; and
     o    computer access codes.


Supervised Persons may not use proprietary information for their own benefit or for the benefit of any party other than the client. Failure to maintain the confidentiality of this information may have serious detrimental consequences for RUSA, its clients, and the Supervised Person who breached the confidence.

In order to safeguard RUSA's proprietary information, Supervised Persons are expected to abide by the following:

     o Never share proprietary information with anyone at RUSA except on a needs-to-know basis.
     o Never disclose proprietary information to anyone outside of RUSA, except in connection with RUSA's business and in a manner consistent with the client's interests, or unless required in order to make a statement not misleading, or to otherwise comply with the law.
     o Disclosing proprietary information in connection with RUSA's business is permissible in accordance with RIM's Selective Disclosure Policy, RIM's Investment Recommendations Policy, RIM's Privacy and Disposal Policy, and RIM's Media Policy.
     o Never remove any proprietary information from RUSA's premises, unless absolutely necessary for business purposes (and, if so, the information must be kept in the


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


          possession of the Supervised Person or in a secure place at all times and returned promptly to RUSA's premises);
     o Exercise caution in displaying documents or discussing information in public places such as in elevators, restaurants, or airplanes, or in the presence of outside vendors or others not employed by RIM;
     o Exercise caution when using e-mail, cellular telephones, facsimile machines or messenger services; o Never leave documents containing proprietary information in conference rooms, wastebaskets, or desks, or anywhere else where the information could be seen or retrieved;
     o Never disclose computer or voicemail passwords or website access codes to anyone else at RUSA or outside of RUSA; and

RUSA's restrictions on the use of proprietary information continue in effect after termination of employment with RIM, unless specific written permission is obtained from the General Counsel. For purposes of clarification, the terms of any separate confidentiality agreement between an Employee and RIM or any of its affiliates shall supersede this general restriction, to the extent applicable.

Any questions regarding policies and procedures on the use of proprietary information should be brought to the attention of the General Counsel or the CCO.




F.       EMPLOYEE PERSONAL SECURITIES MONITORING

DEFINITIONS

"COVERED SECURITY" shall include any type of equity or debt instrument, including any rights, warrants, derivatives, convertibles, options, puts, calls, straddles, exchange trades funds, shares of closed-end mutual funds, shares of open end mutual funds that are advised or sub advised by RIM, WPG, or Robeco-Sage, its affiliates or, in general, any interest or investment commonly known as a security.

"NON-COVERED SECURITY" shall include shares of open-ended mutual funds that are not advised or sub-advised by RIM or its affiliates,, direct obligations of the US government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements, which have a maturity at issuance of less than 366 days and that are rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization ("NRSRO").

"INVESTMENT PERSONNEL" shall include portfolio managers, securities analysts, traders and any other person who provides information or advice to portfolio managers, or who helps execute or implement the portfolio manager's decisions as designated by the Compliance Department.

"BENEFICIAL INTEREST" shall include any Covered Security in which a Supervised Person has an opportunity directly or indirectly to provide or share in any profit derived from a transaction in a Covered Security, including:

     o    accounts personally held by the Supervised Person;

     o accounts held by the Supervised Person's immediate family members related by blood or marriage sharing the same household;
     o any person or organization (such as an investment club) with whom a Supervised Person has an opportunity to directly or indirectly share in any profit from a transaction in a Covered Security; or
     o    any trusts of which a Supervised Person is trustee.


"DESIGNATED BROKER/DEALER" is one who has contracted with RIM to make available Supervised Persons' investment accounts, statements and confirmations via electronic download. A list of designated broker/dealers is available upon request from the Compliance Department.

"OUTSIDE ACCOUNT" shall include any Supervised Person's Covered Securities account not held at a Designated Broker/Dealer.

     1.   ACCESS TO SUPERVISED PERSONS' ACCOUNTS, CONFIRMATIONS AND STATEMENTS

          Supervised Persons are required to maintain all discretionary or non-discretionary securities or commodities accounts with a Designated Broker/Dealer, unless prior written permission to maintain account(s) outside of a Designated Broker/Dealer has been granted by the Compliance Department. This includes any account over which the Supervised Person has the power to exercise investment control, including but not limited to accounts in which the Supervised Person has a direct or indirect Beneficial Interest. If an Outside Account is approved, the Supervised Person must instruct their broker to send duplicate statements and confirmations to RIM's Compliance Department.

          All Supervised Persons whose accounts are custodied outside of RIM's Designated Broker/Dealer(s) must instruct their broker to submit copies of confirmations and/or account statements to:

                                    Robeco Investment Management
                                    Compliance Department
                                    P.O. Box 962188
                                    Boston, MA 02196-2188

          The CCO, or designee, will supervise the review of all confirmations and/or account statements to ensure the required pre-approvals were obtained and to verify the accuracy of the information submitted in the quarterly reports.


     2.   INVESTMENT ACTIVITIES

          o Supervised Persons may not offer investment advice or manage any person's portfolio in which he/she does not have a beneficial interest without prior written approval.

          o Supervised Persons may not participate in an investment club without prior written approval.

     3.   PRE-CLEARANCE

          Unless otherwise noted, the following provisions apply to all Covered Securities beneficially owned by Supervised Persons:


          A.   COVERED  SECURITIES  TRANSACTIONS
               Mandatory written/electronic pre-clearance prior to the execution of any transaction involving a Covered Security. The CCO, or designee, may approve transactions. See Section 6 for exemptions.

          B.   APPROVALS
               Pre-clearance is valid only for the day of approval. If the trade is not executed on the approved date, the pre-clearance process must be repeated PRIOR TO execution on the day the transaction is to be effected.

          C.   INITIAL PUBLIC OFFERING (IPO) TRANSACTIONS
               Mandatory written/electronic pre-clearance prior to participation in an IPO, except for Government Bonds and Municipal Securities. Approval is determined on a case-by-case basis; documentation supporting the decision rationale will be maintained on all requests.

          D.   PRIVATE LIMITED OPPORTUNITY INVESTMENTS
               Mandatory written/electronic pre-clearance prior to the execution of any private limited opportunity investment in a security. Private limited opportunity investments include, but are not limited to, private investments in hedge funds and Delaware Statutory Trusts, as well as any private business investment in a security, including a family business. Any questions regarding whether or not a particular investment requires written/electronic consent should be addressed with the CCO or designee prior to investment. Approval is determined on a case-by-case basis; documentation supporting the decision rationale will be maintained on all requests.

          E.   SHORT SALES/COVER SHORTS/OPTIONS
               Mandatory written/electronic pre-clearance prior to execution of any personal transaction involving a short position or option position. Supervised Persons may not sell a security short if it is currently held long in a client account. This prohibition includes writing naked call options or buying naked put options. Approval is determined based on the underlying security and transactions are subject to all blackout policies including the short term profit prohibition.

          F.   GIFTS OF SECURITIES
               Gifts of securities do not need pre-clearance but must be reported on quarterly transaction and annual holdings statements.

     4.   HOLDING PERIODS
          Unless otherwise noted, the following provisions apply to all Covered Securities beneficially owned by Supervised Persons:



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



          A. Supervised Persons may not profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 30 calendar days. "Equivalent" security means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to the subject security or similar securities with a value derived from the value of the subject security.

          B. Multiple purchases/sales of the same or equivalent security will be considered on a First-In-First-Out ("FIFO") basis.

          C. Closing transactions resulting in a loss may be made after a holding period of one day.

          D.   Day trading is prohibited.


     5.   BLACK OUT PERIODS

          A. No purchase or sale of any Covered Security for which an open order currently exists.

          B. Investment Personnel are prohibited from purchasing or selling any Covered Security for which they have responsibility for a Client Transaction or should have knowledge that the security may be under active consideration within 3 days before a "Client Transaction."

          C. Supervised Persons are prohibited from purchasing or selling any Covered Security that is also held in client accounts within 3 calendar days after a "Client Transaction."

               "Client Transaction" is generally defined as any trade across all or a significant number of portfolios in one strategy whereby the Covered Security: 1) has been newly established, or 2) the percent holding has been increased or decreased, 3) or a new account is being funded and a significant position, as determined by RIM, is being established.


     6.   EXEMPT TRANSACTIONS

          Outlined below are certain exemptions to the Code; however, such exemptions may be withheld by RIM in its sole discretion. Additional exceptions may be permitted on a case-by-case basis to any provision in this Code when the circumstances of the situation strongly support an exemption. Exemptions are also attached as Exhibit A in grid format.

          A.   BLACK OUT PERIOD EXEMPTIONS

               The following transactions are exempt from the Black Out Period provisions as defined in Section 5.

               Covered Security  transactions for which a Supervised  Person has
               requested   and  received   preclearance   from  the   Compliance
               Department  and  for  which  the




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



               Supervised   Person  is  not  the  Portfolio   Manager  or  other
               Investment   Person  directly   responsible   for   recommending,
               approving/initiating, or executing the client transaction


          B.   PRE-CLEARANCE AND BLACK OUT PERIOD EXEMPTIONS

               The following transactions are exempt from the Pre-Clearance provisions as defined in Section 3 and from the Black Out Period provisions as defined in Section 5.

               These transactions are NOT exempt from Holding Period provisions as defined in Section 4 or from the Reporting provisions as defined in Section 7.

               1. Purchases and Sales of shares of mutual funds advised or sub-advised by RIM or its affiliates.

               2. Purchases and sales involving a LONG* position in a common stock, exchange-traded fund, or a closed end fund when:

                    i)   the market cap is in excess of $3 billion; AND

                    ii) the aggregate share amount across all beneficially owned accounts is 1,000 shares or fewer over a 30-day period.

                    *Note, this exemption does not apply to short positions or options.


          C.   PRE-CLEARANCE, HOLDING, AND BLACK OUT PERIOD, PERIOD EXEMPTIONS

               The following transactions are exempt from all Pre-Clearance provisions defined in Section 3, Holding Period provisions as defined in Section 4, and Black Out Period provisions as defined in Section 5.

               These transactions are NOT exempt from the Reporting provisions as defined in Section 7.

               1. Covered Security transactions executed on a fully discretionary basis by a Registered Investment Adviser (other than RIM) on behalf of a Supervised Person and a letter stating such is maintained in the file.

               2. Purchases and sales of Exchange traded funds ("ETFs") or options on ETFs. (*Exemption applies to 30 day hold for profit, does not apply to prohibition of day trading. Day trading of ETFs or options on ETFs is prohibited.)

               3. Purchases or sales effected in any account over which there is no direct or indirect influence or control;

               4. Purchases or sales that are non-volitional such as margin calls, stock splits, stock dividends, bond maturities, automatic dividend reinvestment plans, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;




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


               5. Systematic investment plans provided the CCO, or designee, has been previously notified of the participation in the plan;

               6. Any acquisition of a Covered Security through the exercise of rights issued pro rata to all holders of the class, to the extent such rights were acquired in the issue (and not through the acquisition of transferable rights);

               7. Transactions by an Investment Person acting as a portfolio manager for, or who has a beneficial interest in an investment limited partnership or investment company where RIM is the contractual investment adviser or for or any account in which RIM has a proprietary interest.


          7.   REPORTING REQUIREMENTS

               A.   QUARTERLY TRANSACTION REPORTS

                    All Supervised Persons must submit to the Compliance Department a report of every Covered Security transaction, IPO, Private Limited Opportunity Investment, and Gift of Covered Securities in which they received/participated or in which they beneficially owned/participated during the calendar quarter no later than 30 days after the end of that quarter.


                    The report shall include the following:

                    1. The name of the security, the date of the transaction, the interest rate and maturity (if applicable), the number of shares, and the principal amount of each Covered Security involved;
                    2. The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);
                    3.   The price at which the transaction was effected;
                    4. The name of the broker, dealer, or bank through which the transaction was effected;
                    5. Factors relevant to a potential conflict of interest, including the existence of any substantial economic relationship between the transaction and securities held or to be acquired by an investment company, private account, or limited investment partnership managed by RIM.
                    6. With respect to any account established by an Access Person during the quarter, the name of the broker, dealer, or bank with whom the account was established;
                    7. The date the account was established; and 8. The date the report was submitted.


                    ACCOUNTS HELD AT DESIGNATED BROKER/DEALERS EXCEPTION

                    For securities transactions for which the Compliance Department has direct access through a Designated
                    Broker/Dealer electronic confirmation, such electronic access is deemed to be sufficient reporting to comply with the above requirement. It is the



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


                    responsibility of each Supervised Person to verify that the Compliance Department has this required access prior to taking advantage of this exception.


               B.   INITIAL HOLDINGS REPORT

                    All Access Persons shall disclose to the CCO, or designee, no later than 10 days after becoming an Access Person, a listing of Covered Securities beneficially owned as of a date no more than 45 days before the report is submitted.

                    The report shall include the following:

                    1. The name of the security, the number of shares, and the principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;
                    2. The name of any broker, dealer, or bank with whom the Access Person maintained an account in which any securities are held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and
                    3.   The date the report is submitted.

                    The CCO, or designee, will review all Initial Holdings Reports in an effort to monitor potential conflicts of interest.


               C.   ANNUAL HOLDINGS REPORTS

                    Annually, on a date determined by the CCO, Access Persons shall deliver to the CCO, or designee, a listing of Covered Securities beneficially owned that must be current as of a date no more than 45 days before the report is submitted.

                    The report shall include the following:

               1. The name of the security, the number of shares, and the principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;
               2. The name of any broker, dealer, or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and
               3.   The date the report is submitted.

               The CCO, or designee, will review all Annual Holdings Reports in an effort to understand the full nature of the Access Person's current holdings.


               8.   RESTRICTED SECURITIES LIST

                    The Compliance Department maintains a Restricted Security List (the "Restricted List") which includes all securities where a Supervised Person has, or is in a position to receive, material non-public information about a company, such as information about a company's



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


                    earnings or dividends, as a result of a special relationship between RUSA or a Supervised Person and the company.

                    If a Supervised Person knows or believes they have material, non-public information, they must immediately notify the Legal or Compliance Department. The decision whether to place a security on the Restricted List and the amount of time a security will remain on the Restricted List is made by the Legal Department.

                    If it is determined that the Supervised Person is in possession of material, non-public information, the Compliance Department will establish a "Protective Wall" around the Supervised Person, to the extent reasonably possible. In order to avoid inadvertently imposing greater restrictions on trading than are necessary, a Supervised Person may not discuss this information with anyone without the approval of the Legal Department. In addition, Supervised Persons having access to the Restricted List are to be reminded that the securities on the list are confidential and proprietary and should not be disclosed to anyone without the prior approval of the Legal Department.

                    When an order is received from a Supervised Persons in a security on the Restricted List, the Preclearance System will automatically flag the transaction. The Compliance Department maintains procedures for adding securities to the Restricted List as well as, monitoring, and removal of those securities from the list.


               9.   ACTIVITY REVIEW

                    RUSA has adopted an approach requiring the Compliance Department to monitor employee trading activity with particular focus on trading which may be unusual for a particular Supervised Person either because of the size of the position bought or sold, the frequency of the activity, or the nature of the Covered Security being traded. Supervised Persons are expected to devote their full time and attention to their work responsibilities. RUSA may take steps to curtail an individual's trading activity if, in the judgment of the appropriate department manager or the Compliance Department, the Supervised Person's trading activity is having an adverse impact on their job performance.


          G.   INSIDER TRADING AND MATERIAL NON-PUBLIC INFORMATION

          RUSA aspires to the highest standard of business ethics. The purpose of RUSA's policies on insider trading is to reduce the risk of violation of federal insider trading laws and reporting requirements. Accordingly, RUSA has developed the following policies to monitor, restrict if necessary, and educate Supervised Persons with respect to acquiring and investing when in possession of material, non-public information.

          Insider trading is generally defined as purchasing or selling securities while in the possession of material, non-public information in violation of a duty not to trade. However, if no duty exists, it is permissible to trade when in possession of this information. The question of duty is complex and depends on facts and circumstances.

          Situations which could potentially require a fiduciary duty not to act include but are not limited to: information gained directly from corporate insiders or temporary insiders (i.e. officers, directors and employees of a company), information gained from participation on formal or informal creditors' committees, and information prohibited from disclosure by confidentiality agreements. Additionally, a misappropriation theory exists whereby an individual who possesses inside information would be prohibited from trading on such information if they are found to owe a duty to a third party and not the corporation whose securities are being traded. Because of the nuances involved, it is imperative you refer any questions to the Legal Department for a correct interpretation if you believe you may be in possession of material non-public information.

          1.   WHAT IS MATERIAL INFORMATION?

          There is no statutory definition of material information. Information an investor would find useful in deciding whether or when to buy or sell a security is generally material. In most instances, any non-public information that, if announced, could affect the price of the security should be considered to be material information. If you are not sure whether non-public information is material, you must consult the Legal Department.


          2.   WHAT IS NON-PUBLIC INFORMATION?

          Non-public information is information that is not generally available to the investing public. Information is public if it is generally available through the media or disclosed in public documents such as corporate filings with the SEC. If it is disclosed in a national business or financial wire service (such as Dow Jones or Bloomberg), in a national news service (such as AP or Reuters), in a newspaper, magazine, on the television, on the radio or in a publicly disseminated disclosure document (such as a proxy statement, quarterly or annual report, or prospectus), consider the information to be public. If the information is not available in the general media or in a public filing, consider the information to be non-public. If you are uncertain as to whether material information is non-public, you must consult the Legal Department.

          While Supervised Persons must be especially alert to sensitive information, you may consider information directly from a company representative to be public information unless you know or have reason to believe that such information is not generally available to the investing public. In addition, information you receive from company representatives during a conference call that is open to the investment community is public. The disclosure of this type of information is covered by SEC Regulation FD. Please contact the Legal Department if you have any questions with regard to this Regulation.

          RIM Supervised Persons working on a private securities transaction who receives information from a company representative regarding the transaction or who have knowledge of an affiliate's private equity transactions should treat the information as non-public. The termination or conclusion of the negotiations in many instances will not change the status of that information.

     3.   EXAMPLES OF MATERIAL, NON-PUBLIC INFORMATION

          A.   MATERIAL INFORMATION MAY BE ABOUT THE ISSUER ITSELF SUCH AS:

               o Information about a company's earnings or dividends, (such as whether they will be increasing or decreasing);

               o any merger, acquisition, tender offer, joint venture or similar transaction involving the company;

               o information about a company's physical assets (e.g., an oil discovery, or an environmental problem);

               o information about a company's personnel (such as a valuable employee leaving or becoming seriously ill); or

               o information about a company's financial status (e.g., any plans or other developments concerning financial restructuring or the issuance or redemption of, or any payments on, any securities).

          B. INFORMATION MAY BE MATERIAL THAT IS NOT DIRECTLY ABOUT A COMPANY, IF THE INFORMATION IS RELEVANT TO THAT COMPANY OR ITS PRODUCTS, BUSINESS, OR ASSETS SUCH AS:

               o Information that a company's primary supplier is going to increase dramatically the prices it charges; or

               o information that a competitor has just developed a product that may cause sales of a company's products to decrease.

          C.   MATERIAL   INFORMATION  MAY  INCLUDE   INFORMATION   ABOUT  RIM'S
               PORTFOLIO MANAGEMENT ACTIVITIES SUCH AS:

               o Any information that RIM is considering when assessing whether to purchase or sell a security;

               o    any  actual  purchase  or sale  decisions;  or

               o    all client holdings.



     4.   RUSA'S USE OF MATERIAL, NON-PUBIC INFORMATION

          Supervised Persons may receive or have access to material, non-public information in the course of their work at RUSA. Company policy, industry practice and federal and state law establish strict guidelines for the use of material, non-public information. To ensure that Supervised Persons adhere to the applicable laws, RUSA has adopted the following policies:

               Supervised Persons:

          o may not use material, non-public information for investment purposes to benefit client or proprietary accounts, for personal gain, or share such information with others for their personal benefit; or

          o may not pass material, non-public information about an issuer on to others or recommend that others trade the issuer's securities; or

          o must treat as confidential all information defined in Section E, Confidentiality, of this Code and preserve the confidentiality of such information and disclose it only as defined in that section; or

          o must consider all client holdings as material, nonpublic information. In addition, if a Supervised Person is aware that RIM is considering or actually trading any security for any account it manages, the Supervised Person must regard that as material, nonpublic information. While deemed material, nonpublic information, securities which RIM is considering or actually trading for client accounts are exempt from reporting to the Legal Department, but remain subject to all confidentiality provisions discussed above in Section E as well as RIM's Privacy Policy, Selective Disclosure Policy, and Investment Recommendations Policy.

          o are prohibited from discussing the following when sourcing or analyzing investment ideas with buy-side investment professionals:

               o disclosing whether or not a particular security is held in client accounts;

               o disclosing RIM's immediate buy/sell intent with respect to a specific security, or

               o    making consensus buy/sell decisions.

          o must contact the Legal Department and disclose that they are in possession of material nonpublic information and may not communicate such information to anyone without the advance approval of the Legal Department.


     5.   PENALTIES FOR INSIDER TRADING

          Trading securities while in possession of material, nonpublic information or improperly communicating that information to others may expose you to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The Securities and Exchange Commission can recover the profits gained or losses avoided through the violative trading, a penalty of up to three times the illicit windfall and an order permanently barring you from the securities industry. Finally, investors seeking to recover damages for insider trading violations may sue you.

          Regardless of whether a government inquiry occurs, RIM views seriously any violation of this Policy Statement. Disciplinary sanctions may be imposed on any person committing a violation, including, but not necessarily limited to, censure, suspension, or termination of employment.

     6.   MONITORING

     In addition to maintaining a Restricted List, RIM maintains Value Added Investor Procedures to identify and monitor potential conflicts of interest and potential insider trading due to the nature of these relationships. Furthermore, RIM's Compliance Department maintains polices and procedures to monitor and detect instances of insider trading which include, but are not limited to, reviews of personal trading activity and email surveillance.


     H.   GIFTS AND ENTERTAINMENT POLICY


     Supervised Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the Supervised Person. The following guidelines will further clarify this general principal.


     DEFINITIONS:

     "GIFT" - anything of value, including, but not limited to gratuities, tokens, objects, clothing, or certificates for anything of value. The definition also includes any meal, tickets or admission to events where the person supplying the meal or event is not present.

     "ENTERTAINMENT" - business meals and events such as sporting events, shows, concerts where the person supplying the meal or event is present.



     1.   GIFTS  POLICY

          A. No Supervised Person shall accept any gift of more than $100 value from any person or entity that does business with or on behalf of a client (or any of its portfolios), or any entity that provides a service to Adviser. Gifts of greater than $100 value are to be declined or returned in order not to compromise the reputation of Adviser or the individual. Gifts valued at less than $100 and considered customary in the industry, are considered appropriate.

          B. No Supervised Person shall provide gifts of more than $100 value, per person, per year, to existing clients, prospective clients, or any entity that does business with or on behalf of a client (or any of its portfolios), or any entity that provides a service to Adviser. Gifts valued at less than $100 and considered customary in the industry, are considered appropriate.

          C. Generally, a Supervised Person may not accept or provide a gift of cash or cash equivalent, (such as a gift card, gift certificate or gift check.). Exceptions are permissible with the approval of a member of RIM's Management Committee.

          D. Supervised Persons are expressly prohibited from soliciting anything of value from a client, or other entity with which the firm does business.

          E. Similarly, Supervised Persons should not agree to provide anything of value that is requested by a client, or other entity with which the firm does business, (such as concert, sporting event or theater tickets,), except that assisting a client or other entity in acquiring tickets for which they intend to pay full value, is permitted under the policy.

     2.   ENTERTAINMENT POLICY

          A. Supervised Persons may engage in normal and customary business entertainment. Entertainment that is extraordinary or extravagant, or that does not pertain to business, is not permitted.

          B. Certain rules and regulations enacted by the client or a regulator of the client may exist which prevent any form of gift or entertainment. It is important to be cognizant of what each client allows, especially pertaining to public funds, where rules may be very stringent and specific.

          C. Prior to providing entertainment to a representative of a public entity, contact the Compliance Department in order to verify interpretation understanding of state or municipal regulations.

     3.   STANDARD OF REASONABLENESS
     The terms "extraordinary" or "extravagant," "customary in the industry," and "normal and customary" may be subjective. Reasonableness is a standard that may vary depending on the facts and circumstances. If you have questions regarding a gift or entertainment, contact your supervisor, or the Legal/Compliance Department.


     4.   RECORDS
     RUSA must retain records of all gifts and gratuities given or received for a period of three years. These records must be made available upon request for inspection by your Supervisor, the Legal/Compliance department or a regulator.


     I.   CHARITABLE CONTRIBUTIONS POLICY

     From time to time, RUSA or its Supervised Persons may be asked by a client to make a charitable contribution. To avoid any real or perceived conflict of interests, RUSA has adopted the following procedures.

     If a contribution is requested by a client, RUSA may agree to charitable contributions subject to the following terms.

          a. The check must be made in RUSA's name (not the client or the supervised person)
          b.   Any tax benefit is taken by RUSA
          c.   The contribution does not directly benefit the client
          d. The contribution is not made to satisfy a pledge made by the client
          e. The contribution must be made payable to the 501c3 Charitable organization (otherwise, the contribution may be subject to LM-10 filing with the DOL)

     Charitable contributions must be pre-approved by your supervisor.

     J.   POLITICAL CONTRIBUTIONS POLICY

     From time to time, RUSA or its employees may be asked by a client to make political contributions. In addition, Supervised Persons, by their own volition, may seek to make individual political contributions. As an investment manager, RUSA is often eligible to manage money on behalf of a state or municipality. To avoid any real or perceived conflict of interests, RUSA requires that all personal political contributions be subject to a preclearance policy.

     For the purposes of this policy, political contribution includes a direct payment of money to a campaign organization, volunteer work, or fund raising work done on behalf of, or to benefit, a political campaign organization or candidate.


     1.   FIRM CONTRIBUTIONS

     RUSA does not make political contributions.

     2.   INDIVIDUAL CONTRIBUTIONS

     FOR ALL SUPERVISED PERSONS
     -    RUSA  will  not  reimburse  any  employee  for  individual   political
          contributions. In addition, the RUSA corporate credit card cannot be used to make contributions.

     - Preclearance is required for any political contribution made by any employee to a state or local candidate outside of the contributor's jurisdiction for whom the contributor is not eligible to vote.

     -    Preclearance   is  not   required   prior   to   individual   personal
          contributions to national election campaigns, national political parties, or political action committees or candidates for national office such as president of the US or members of the US Senate or House of Representatives.

     - Certain contributions, even within your voting jurisdiction, may restrict or prohibit RUSA from transacting business with a related public entity. If there is a chance that an individual contribution may cause a conflict of interest with RUSA's business, please consult with the Head of Sales or the RIM's Compliance Department prior to making an individual contribution.

     FOR SUPERVISED PERSONS IN SALES, MARKETING AND PORTFOLIO MANAGEMENT
     - In addition to the above restrictions, preclearance is required for all individual contributions to state, municipal and local candidates and campaigns, whether inside or outside your voting jurisdiction.


     Supervised Persons should contact the Compliance Department for a copy of the political contribution preclearance form.

     K.   OUTSIDE BUSINESS ACTIVITIES

     A potential conflict of interest exists with respect to a Supervised Person's duties to RUSA and its clients when individuals are permitted to engage in outside business activities.

     Written requests must be submitted to the Supervised Person's supervisor with a copy to the Compliance Department prior to a Supervised Person seeking to:

          o    engage in any outside business activity, or

          o accept any position as an officer or director of any corporation, organization, association, or mutual fund.

     The written request must contain all of the information necessary to review the activity. The request should contain the name of the organization, whether the organization is public or private, profit or non-profit or charitable, the nature of the business, the capacity in which the employee will serve, an identification of any possible conflicts, the term of the contemplated relationships and any compensation to be received.

     The Compliance Department, in conjunction with the Supervised Person's supervisor and the Director of Human Resources, will review and/or identify any potential conflicts.

     If approved, the Compliance Department will provide the Supervised Person with written approval. In addition, if applicable, the Compliance
     Department will ensure that a registered representative's Form U-4 is updated with the NASD. In the event that a resolution to the conflict cannot be reached, the Supervised Person may be asked to terminate either his outside employment or his position with RUSA.

     Finally, upon employment and annually thereafter, Supervised Persons are required to fill out the New Employee/Annual Compliance Acknowledgement Form and accompanying Conflicts Questionnaire ("Questionnaire"). The Questionnaire requests information regarding a Supervised Person's outside business activities. The Compliance Department will verify items reported on the Questionnaire against written requests received throughout the year.


     L.   REPORTING VIOLATIONS

     All Supervised Persons must report violations of this Code promptly to the CCO and the General Counsel. RUSA is committed to treating all Supervised Persons in a fair and equitable manner. Individuals are encouraged to voice concerns regarding any personal or professional issue that may impact their ability or the firm's ability to provide a quality product to its clients while operating under the highest standards of integrity. Retaliation against any individual making such a report is prohibited and constitutes a violation of the Code. Any such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Based on facts and circumstances, the CCO may escalate the matter to RIM's Management Committee for resolution. Supervised Persons may appeal the Management Committee's decision to Robeco's Whistle Blowing Committee. This Committee acts in line with Robeco's Global Whistle Blowing Policy.

     M.   ANNUAL REVIEWS AND CERTIFICATIONS

     The Compliance Department will review the Code annually and update any provisions and/or attachments which RUSA deems require revision.

     Upon employment, all Supervised Persons are required to certify that they have:

          1.   Received a copy of the Code;
          2.   Read and  understand all provisions of the Code; and
          3.   Agreed to comply with all provisions of the Code.

     At the time of any amendments to this Code, all Supervised Persons are required to:

          1. Certify they have received, read and understood the amendments to the Code; and
          2. Agree to comply with the amendment and all other provisions of the Code.

     Annually, all Supervised Persons are required to:

          1.   Certify they have read and understand all provisions of the Code;
               and
          2.   Agree to comply with all provisions of the Code.


     N.   SANCTIONS

     Regardless of whether a government inquiry occurs, RUSA views seriously any violation of its Code of Ethics. Disciplinary sanctions may be imposed on any Supervised Persons committing a violation, including, but not necessarily limited to, censure, suspension, monetary penalties, or termination of employment.


     O.   FURTHER INFORMATION

     If any Supervised Persons has any questions with regard to the applicability of the provisions of this Code, generally or with regard to any attachment referenced herein, they should consult the Legal or Compliance Department.